Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus of Cyclacel Pharmaceuticals, Inc. of our report dated March 8, 2023, except for Notes 1, 15 and 17 as to which our report is dated November 28, 2023, relating to the consolidated financial statements of Cyclacel Pharmaceuticals, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K/A of Cyclacel Pharmaceuticals, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

New York, New York

January 19, 2024